UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

April 17, 2006

SCOLR Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31982	91-1689591
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3625 132nd Avenue SE, Suite 400

Bellevue, WA 98006

(Address of principal executive offices)

(425) 373-0171

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

On April 17, 2006, SCOLR Pharma, Inc. entered into a Placement Agency Agreement with Taglich Brothers, Inc. and Roth Capital Partners, LLC relating to a registered direct offering of 2,370,100 shares of SCOLR Pharma’s common stock. Under the terms of the transaction, SCOLR Pharma expects to sell the common stock at $5.00 per share for gross proceeds of $11,850,500. The closing of the offering is expected to take place on or about April 21, 2006, subject to the satisfaction of customary closing conditions. The net proceeds of this offering will be used for research and development, working capital and general corporate purposes.

The common stock will be issued pursuant to a prospectus supplement filed with the Securities and Exchange Commission in connection with a shelf registration statement which was declared effective on November 16, 2005.

SCOLR Pharma has agreed to pay the placement agents $711,030 in cash and issue warrants to purchase 11,000 shares of common stock at $7.50 per share, exercisable for five years. Michael N. Taglich, Chairman of the Board of SCOLR Pharma is a principal of Taglich Brothers, Inc.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
4.1	Form of Warrant to be issued to the placement agents

5.1	Opinion of DLA Piper Rudnick Gray Cary

10.1	Placement Agency Agreement, dated as of April 17, 2006, between SCOLR Pharma, Inc., Roth Capital Partners, LLC and Taglich Brothers, Inc.

10.2	Form of Subscription Agreement

99.1	Press release dated April 18, 2006

Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOLR PHARMA, INC.

Dated: April 18, 2006	By:	/s/ Daniel O. Wilds
Daniel O. Wilds President and Chief Executive Officer

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